EXHIBIT 10.1
August 21, 2003

Mr. Scott Friedman

Re:           MIM Corporation and Subsidiaries

Dear Scott:

MIM Corporation, a Delaware corporation (“MIM”), is pleased to confirm your employment as Vice President - Materials Management of its wholly-owned subsidiary Scrip Solutions, Inc. (the “Company”).  The terms and conditions of your employment are as follows:

1. POSITION AND DUTIES:	Vice President – Materials Management of the Company.

You will report primarily to the Company’s executive management and will have such day to day responsibilities as shall be assigned to you by the President and Chief Operating Officer of the Company, subject to the authority of the Company’s and MIM’s Board of Directors.  Subject to the terms and conditions of this Agreement, you acknowledge and understand that you are an employee at will.

2. BASE COMPENSATION:	Your base salary will be at an annual rate of $150,000.00 per year, payable bi-weekly, or at such other times as other employees of the Company are paid.

3. PARTICIPATION IN HEALTH AND OTHER BENEFIT PLANS:
During your employment with the Company, you shall be permitted, if and to the extent eligible, to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of MIM and it’s subsidiary and affiliate corporations, commensurate with your position.  Nothing in this agreement shall preclude MIM from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder.  You shall be eligible to participate in MIM’s Cash Bonus Program For Key Employees.

4. TRANSPORTATION ALLOWANCE:	During your employment, the Company will provide you with a monthly allowance of $1,000.00 for the use of an automobile.

5. EXPENSES
Subject to such policies as may from time to time be established by the Company's Board of Directors, the Company will pay or reimburse you for all reasonable and necessary expenses actually incurred or paid by you during the term of your employment in the performance of your duties under this agreement, upon submission and approval of expense statements, vouchers or other reasonable supporting information in accordance with the then customary practices of the Company.

6. VACATION:	You are entitled to four (4) weeks (20 business days) vacation per year during the term of your employment.

7. TERMINATION; SEVERANCE; CHANGE OF CONTROL:
Except as otherwise provided herein, if your employment with the Company is terminated for any reason whatsoever, whether by you or the Company, the Company would not be liable for, or obligated to pay you any bonus compensation or any other compensation contemplated hereby not already paid or not already accrued at the date of such termination, and no other benefits shall accrue or vest subsequent to such date.  If you are terminated by the Company (or any successor) other than for “Cause” (as defined below) or you terminate your employment with the Company for “Good Reason” (as defined below), you will be entitled to receive severance payments equal to one year of salary at your then current salary level, payable in accordance with the Company’s then applicable payroll practices and subject to all applicable federal, state and local withholding.

For purposes of this Agreement, “Cause” shall mean any of the following:  (1) commission by you of criminal conduct which involves moral turpitude; (2) acts which constitute fraud or self-dealing by or on the part of you against the Company or MIM, including, without limitation, misappropriation or embezzlement; (3) your willful engagement in conduct which is materially injurious to the Company or MIM; or (4) your gross misconduct in the performance of duties as an employee of the Company or MIM, including, without limitation, failure to obey lawful written instructions of the Board of Directors of the Company or MIM, any committee thereof or any executive officer of the Company or MIM or failure to correct any conduct which constitutes a breach of this agreement between you and the Company or of any written policy promulgated by the Board of Directors of the Company or MIM, any committee thereof or any executive officer of the Company or MIM, in either case after not less than ten days' notice in writing to you of the Company's intention to terminate you if such failure is not corrected within the specified period (or after such shorter notice period if the Company or MIM in good faith deems such shorter notice period to be necessary due to the possibility of material injury to the Company or MIM).

For purposes of this Agreement, “Good Reason” shall mean the existence of any one or more of the following conditions that shall continue for more than 30 days following written notice thereof by the Employee to the Company: (i) the assignment to you of duties materially inconsistent with your position or positions with the Company, (ii) the reduction of your then current annual salary rate, without your consent or (iii) the Company requires you to relocate your residence in order to perform your duties with the Company.

In addition, if you are terminated by the Company (or any successor or either) within one year of a “Change of Control” (as defined below) or, within such one (1) year period, you elect to terminate your employment after the Company or a successor entity (A) assigns you duties materially inconsistent with your position or positions with the Company or a successor entity immediately prior to such Change of Control or (B) requires you to relocate your residence in order to perform your duties with the Company, the Company or that successor entity, (I) you shall receive severance payments equal to one year of your then current salary (and reimbursement for expenses incurred prior to the effective date of the termination of employment; (II) all outstanding unvested options granted to you and held by you shall vest and become immediately exercisable and shall otherwise be exercisable in accordance with their terms and (III) you shall become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended; and (IV) you shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment or any other rights hereunder.

For purposes of this Agreement, "Change of Control" means the occurrence of one or more of htefollowing: (i) a "person" or “group” within the means the meaning of sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") becomes the "beneficial owner" (within the meaning of Rule l3d-3 under the Exchange Act) of securities of the Company (including options, warrants, rights and convertible and exchangeable securities) representing 30% or more of the combined voting power of MIM’s then outstanding securities in any one or more transactions unless approved by at least two-thirds of MIM’s Board of Directors then serving at that time; provided, however, that purchases by employee benefit plans of MIM and by MIM or its affiliates shall be disregarded; or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the operating assets of the Company; or (iii) a merger or consolidation, or a transaction having a similar effect, where (A) the Company or MIM is not the surviving corporation, (B) the majority of the Common Stock of MIM is no longer held by the stockholders of MIM immediately prior to the transaction, or (C) MIM’s Common Stock is converted into cash, securities or other property (other than the common stock of a company into which MIM or the Company is merged), unless such merger, consolidation or similar transaction is with a subsidiary of the Company or MIM or with another company, a majority of whose outstanding capital stock is owned by the same persons or entities who own a majority of MIM’s Common Stock at such time; or (iv) at any annual or special meeting of stockholders of MIM at which a quorum is present (or any adjournments or postponements thereof), or by written consent in lieu thereof, directors (each a "New Director" and collectively the "New Directors") then constituting a majority of MIM’s Board of Directors shall be duly elected to serve as New Directors and such New Directors shall have been elected by stockholders of MIM who shall be an (I) “Adverse Person(s)”; or (II)  “Acquiring Person(s)”(as each of the terms set forth in (I) and (II) hereof are defined in that certain Amended and Restated Rights Agreement, dated December 3, 2002, between MIM and American Stock Transfer & Trust Company, as Rights Agent.

8. RESTRICTIVE COVENANT:
As a condition to your employment with the Company, you will be obligated to enter into a restrictive covenant agreement covering, among other things, non-competition provisions, non-solicitation provisions, and the protection of the Company's and MIM’s trade secrets.  That agreement is attached hereto as Exhibit A.

Please call me to discuss any questions or comments that you may have regarding these terms.  After I receive your agreement to the foregoing, definitive documentation will be prepared.  I look forward to hearing from you and working with you.  Best regards.

                                                Sincerely yours,

                                                    MIM CORPORATION

                                                     By: __________________________
                                                                    Name:

                                                            Title:

Agreed to and Accepted By:

_________________________
Scott Friedman

Exhibit A

RESTRICTIVE COVENANTS

Covenant Against Competition; Other Covenants. You acknowledge that (i) the principal business of the Company (for purposes of these restrictive covenants, the “Company” shall include all subsidiaries and affiliates (as that term is defined in Rule 12-b2 of the Securities Exchange Act of 1934, as amended from time to time) of MIM  Corporation) is the provision of a broad range of prescription products and services designed to promote the cost-effective delivery of pharmacy benefits, including pharmacy benefit management services, claims processing, the purchasing of pharmaceutical products on behalf of pharmacy networks and long term care facilities (including assisted living facilities and nursing homes), specialty pharmaceutical programs and mail order pharmacy services, including the dispensing of prescription pharmaceutical products, and the sale and distribution, on a retail and wholesale basis, of OTC’s, vitamins, supplements, herbals and other goods typically offered for sale through a retail, mail order or internet on-line pharmacy  (such business, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company's then-overall business, herein being collectively referred to as the "Business"); (ii) the Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing the Company's Business; (iii) is national in scope; (iv) your work for the Company will give you access to the confidential affairs and proprietary information of the Company; (v) your covenants and agreements contained in these Restrictive Covenants are essential to the business and goodwill of the Company; and (vi) the Company would not have offered you employment but for the covenants and agreements set forth herein.  Accordingly, you covenant and agree that:

        (a)           At any time during your employment with the Company and ending nine months following (i) termination of your employment with the Company (irrespective of the reason for such termination) or (ii) payment of any severance, whichever occurs last, you shall not engage, directly or indirectly, in sales or marketing or otherwise assist any company or other business entity (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity other than the Company), engaged in (i) the Business or (ii) any material component of the Business; provided, however, that the Executive's ownership as a passive investor of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation shall not be deemed to constitute competition.

        (b)           During and after the period during which you are employed, you shall keep secret and retain in strictest confidence, and shall not use for your benefit or the benefit of others, except in connection with the Business and affairs of the Company and its affiliates, all confidential matters relating to the Company's Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by you heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the "Confidential Company Information"), including, without limitation, information with respect to (i) the strategic plans, budgets, forecasts, intended expansions of product, service, or geographic markets of the Company and its affiliates, (ii) sales figures, contracts, agreements, and undertakings with or with respect to customers, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists, and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company's express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of you or is received from a third party not under an obligation to keep such information confidential and without breach of these Restrictive Covenants or the Agreement.  Notwithstanding the foregoing, this section (b) shall not apply to the extent that you are acting to the extent necessary to comply with legal process; provided that in the event that you are subpoenaed to testify or to produce any information or documents before any court, administrative agency or other tribunal relating to any aspect pertaining to the Company, you shall immediately notify the Company thereof.

        (c)           During the period commencing on the date hereof and ending two years following the date upon which you shall cease to be an employee of the Company or its affiliates, you shall not, without the Company's prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company or any of its affiliates, any employee or independent contractor thereof or hire (on your behalf or any other person or entity) any employee or independent contractor who has left the employment or other service of the Company or any of its affiliates within one year of the termination of such employee's or independent contractor's employment or other service with the Company and its affiliates, or (ii) solicit, contact, market to, work for, or assist others in soliciting any customer or client of the Company with whom the Company was in contact with or was providing goods and services to at the time of your termination of employment with the Company.  During such period, you will not, whether for your own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company's or any of its affiliates' relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Term is or was a customer or client of the Company or any of its affiliates.

        (d)           All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by you or made available to you concerning the Business of the Company and its affiliates shall be the Company's property and shall be delivered to the Company at any time on request.

Rights and Remedies upon Breach of Restrictive Covenants.

        (a)           You acknowledge and agree that any breach by him of any of the provisions of sections (a) through (d) above (the "Restrictive Covenants") would result in irreparable injury and damage for which money damages would not provide an adequate remedy.  Therefore, if you breach, or threaten to commit a breach of, any of the Restrictive Covenants, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages):

        (b)           The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

        (c)           The right and remedy to require you to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by you as the result of any transactions constituting a breach of the Restrictive Covenants, and you shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

        (d)           You agree that in any action seeking specific performance or other equitable relief, you will not assert or contend that any of the provisions of these Restrictive Covenants are unreasonable or otherwise unenforceable.  The existence of any claim or cause of action by you, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

Agreed to and accepted by:

_______________________
Scott Friedman